CUSIP NO M4591910.                     13G               Page 7 of 7 Pages

EXHIBIT 2


REPORTING PERSON RELATIONSHIPS

     On December 31, 2000, Charles River Partnership VII Limited Partnership ("CRP VII") was the registered holder of 1,723,000 shares of Floware Wireless Systems, Ltd. common stock. The general partner of CRP VII is Charles
River VII GP, Limited Partnership. Charles River VII GP, LP disclaims beneficial ownership of the shares held by CRP VII in which it does not have a pecuniary interest.